UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

XBIOTECH INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada

(State of Incorporation)

001-37347

(Commission File Number)

N/A

(I.R.S. Employer Identification No.)

5217 Winnebago Ln, Austin, TX	78744
(Address of principal executive offices)	(Zip Code)

(512) 386-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Material Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2025, John Simard and XBiotech, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”), with an effective date of October 1, 2025, to replace and supersede all prior employment agreements between Mr. Simard and the Company. The Agreement was approved by the Company’s Compensation Committee formed of Independent Directors. The Agreement formalizes Mr. Simard’s compensation trends over the past five years and recognizes Mr. Simard’s past and ongoing contributions to the Company, the importance of his continued leadership, and the need to facilitate transition in the event of Mr. Simard’s departure or retirement.

Under the Agreement, Mr. Simard will maintain his current annual Base Salary of USD $1,250,000. Mr. Simard will also be eligible to receive an annual Base Bonus of USD $4,530,442.00, which reflects the average annual bonus paid over the past 5 years, but which will be determined each calendar year by the Compensation Committee. The amount of the Base Salary and Base Bonus shall be adjusted for inflation at the end of each calendar year as provided in the Agreement. The Compensation Committee shall also have discretion to award Mr. Simard stock options and additional cash bonus amounts if the Compensation Committee determines such options or amounts are warranted. Mr. Simard will also be entitled to reimbursement of reasonable and documented expenses and to participate in the Company’s benefit programs.

The Agreement also provides that in the event of Mr. Simard’s retirement, departure due to Disability, or termination without Cause (with the terms “Disability” and “Cause” having the meanings as defined in the Agreement), Mr. Simard or his estate shall receive a severance payment equal to three (3) full calendar years of Base Salary and three (3) full calendar years of Base Bonus, using the annual amount of Base Salary and Base Bonus for the calendar year when the termination occurred, to be paid in cash within 14 days after the effective date of the Release attached as Exhibit A to the Agreement, subject to execution of the Release. In the event Mr. Simard retires, he will continue to serve in a consulting capacity with the Company for at least eighteen (18) months thereafter, and will also continue to receive Base Salary during that time period. In the event of termination for Cause, the severance amount would be reduced as provided in Section 8(e) of the Agreement.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement for John Simard
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2025	XBIOTECH INC.

	By:	/s/John Simard
John Simard
Chief Executive Officer and President